EXHIBIT 10.4

GEORGETOWN SAVINGS BANK
INCENTIVE COMPENSATION PLAN

January, 2004
(Revised November 2010)

Purpose of the Plan

The purpose of the Georgetown Savings Bank Incentive Compensation Plan (the “Plan”) is to provide incentives to employees to support organizational objectives and financial goals and reward exceptional performance.

It strives to demonstrate that both teamwork and individual effort directed toward common goals will result in progressive financial rewards for all.  It is further intended to attract, motivate and retain high quality personnel and support continued growth and profitability of the Bank, as well as increase stockholder value.

In order to ensure that the Plan does not jeopardize the Bank’s safety and soundness, the Plan will strive to meet the following guidelines as outlined by federal regulation. The Plan will:
•	appropriately balance risk and reward,
•	be compatible with effective controls and risk-management; and
•	be supported by strong corporate governance through active oversight by both the Bank’s Compensation Committee and Board of Directors.

It is important to note that participation and payout in the Plan is dependent upon one’s level within the organization and his/her resultant ability to have greater or lesser influence on the Bank’s strategic outcome.

General Description of the Plan

Although a standard template is utilized (sample attached) to create each individual incentive plan, the goals of each plan are customized periodically, typically annually, to ensure that the employee has an opportunity to influence the results while remaining focused on the overall success of the organization.

It is important to note that this Plan is established to augment regular salary and benefits programs already in existence.  This Plan is not meant to be a substitute for salary increases but supplemental to salary and, as stated earlier, a reward for exceptional performance.

Administration of the Plan

Throughout this Plan, reference to the actions and authority of the Compensation Committee of the Board of Directors (the “Committee”) also presumes that the Committee will recommend, and the Board of Directors (“the Board”) will approve or disapprove, final disposition of all matters pertaining to administration of the Plan.  The Committee, with Board approval, has the responsibility to interpret, administer and amend the Plan as necessary.  The recommendations of the Committee as approved by the Board, affecting the construction, interpretation and administration of the Plan, shall be final and binding on all parties.

Before the beginning of each Plan year, the Committee may review and revise the Plan.  However, it is expected that the Plan will require modification only when significant changes in organization, goals, personnel or performance occur.  The President and Chief Executive Officer and Senior Vice President/Human Resources will work with the Committee on any proposed changes to the Plan.

Computation of incentive awards will be made and reported to the Directors by the Committee.  With the assistance of the Senior Vice President/Human Resources; maintenance and calculation of participant payments shall be the responsibility of the Chief Financial Officer.  Such computations and records may be audited annually by the independent auditors or a consultant of the Bank prior to submission to the Committee and the Board for review and approval.  Finally, the Committee, with Board approval, may exclude extraordinary occurrences, which could affect the incentive awards, either positively or negatively, but are of their nature outside the significant influence of Plan participants.

The Committee has the authority to recommend to the Board for their approval, discretionary awards for members of Senior Management and the President and Chief Executive Officer of the Bank. The President and Chief Executive Officer has the authority to award discretionary payments for all other employees. Such awards will be reported to the Compensation Committee.  Discretionary payments that exceed the Plan budget determined at the beginning of the Plan Year must be reported to the Committee and approved by the Board.

Plan Participants

Full-time and part-time employees employed by the Bank for a minimum of six continuous months during the Plan Year are eligible.  Seasonal and temporary employees are not eligible to participate in this Plan.  Eligible participants who have been employed by the Bank for less than one year will receive their incentive award on a prorated basis.

Under certain circumstances, participants may lose their right to receive a payment under this Plan, these circumstances are:
•	The employee is not performing at a satisfactory level, or;
•	The employee has received a written warning during the last six months of the Plan year.
•	Participant is no longer actively employed at the time of the Incentive Plan payment.

General Procedures

At or Before the Beginning of the Plan Year

•	Using the Plan template, the President and Chief Executive Officer recommends, to the Committee, Bank-wide, team and individual goals and objectives for Senior Management.

•	The Committee recommends to the Board of Director’s for their approval, Plans for the President and Chief Executive Officer and the individual Senior Managers.

•	The President and Chief Executive Officer works with Senior Management to create goals for the remaining staff.

•	Individual Plans are distributed to all eligible participants.

During the Plan Year

•	Management will, at least quarterly, update the staff regarding their progress towards attainment of their individual goals.

•	Management will, at least quarterly, update the Committee regarding the progress of the Bank toward the various incentive thresholds.

After Close of the Plan Year

•	Individual Plans are reviewed to determine if goals were attained and at what level, if appropriate.

•	Senior Management Plan results are presented to the Committee for review.

•	The Committee considers payment of the Senior Management Plans and makes a recommendation to the Board.

•	The Board reviews the recommendation of the Committee and approves Plan payments as they deem appropriate.

•
The President and Chief Executive Officer, with assistance from the SVP/Human Resources, reviews all other plan payments with Department heads, including the review of employees that may not be eligible to receive payment due to performance issues.

•
Distribution is made.  Distribution will be made within sixty days of the end of the Incentive Plan Year.  Incentive payments are calculated using base compensation earned during the Plan year, less the incentive paid for the prior year, overtime and any other taxable fringe benefits. Employees whose performance level does not meet expectations or are under a written warning as defined earlier, may not be eligible for an incentive payout.

Clawback Provision

The Bank shall have the right to recoup or “clawback” awards paid under this Plan if the Compensation Committee concludes that such awards were based on information that was later found to be materially incorrect, including awards that were determined, in whole or in part, on financial statement information that is subsequently restated.

Other Considerations

It is not possible to consider all issues that will invariably materialize as plans are developed and implemented.  Therefore, the Committee will act on individual cases as issues are identified.

Withholding for Taxes

The Bank shall deduct from all payments under this Plan any taxes required by law and other required deductions to be withheld with respect to such payments.

Approved By: Compensation Committee

Date Approved: November 10, 2010

Approved By: Board of Directors

Date Approved: November 22, 2010